Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-180977, 333-181320, 333-181738 and 333-213575) and Form S-8 (Nos. 333-135971, 333-152276, 333-177205 and 333-218715) of Pareteum Corporation and Subsidiaries of our reports dated March 8, 2021 relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K/A of Pareteum Corporation and Subsidiaries for the year ended December 31, 2018.

Our report dated March 8, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2018, expressed an opinion that Pareteum Corporation and subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations in 2013.

/s/ Baker Tilly US, LLP (formerly Squar Milner, LLP)

Los Angeles, California
March 8, 2021